Exhibit 97
BAKKT HOLDINGS, INC.
["the Company"]
CLAWBACK POLICY

1.Introduction
The Board of Directors of the Company (the "Board") believes that it is in the best interests of the Company and its shareholders to create and maintain a culture that emphasizes integrity and accountability. The Board has therefore adopted this policy which provides for the recoupment of certain executive compensation in the event of an accounting restatement (the "Policy"). This Policy is designed to comply with Section 10D of the Securities Exchange Act of 1934 (the "Exchange Act") and the requirements of Section 303A.14 of the New York Stock Exchange (“NYSE”) Listed Company Manual. Certain terms used in this Policy are defined in Section 15 below.
2.Administration
This Policy shall be administered by the Board or, if so designated by the Board, the compensation committee of the Board (the “Compensation Committee”), in which case references herein to the Board shall be deemed references to the Compensation Committee. Any determinations made by the Board shall be final and binding on all affected individuals, and need not be uniform with respect to each individual covered by this Policy. The Board may amend this Policy from time to time and may terminate the Policy at any time, in each case in its sole discretion.
3.Covered Executives
This Policy applies to the Company's current and former “executive officers” within the meaning of Rule 10D-1 of the Exchange Act, as determined by the Board ("Covered Executives").
4.Recoupment; Accounting Restatement
In the event the Company is required to prepare an Accounting Restatement (as defined below), the Board will reasonably promptly recover the amount of erroneously awarded Incentive Compensation. For purposes of this Policy, an Accounting Restatement is any accounting restatement due to the Company’s material noncompliance with any financial reporting requirements under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period (each, an “Accounting Restatement”).
5.Scope of Policy
A. Covered Persons and Recovery Period. This Policy applies to Incentive Compensation received by a person:
•after beginning service as a Covered Executive,
•who served as a Covered Executive at any time during the performance period for that Incentive Compensation,

•while the Company has a class of securities listed on a national securities exchange, and
•during the three completed fiscal years immediately preceding the date that the Company is required to prepare an Accounting Restatement (the “Recovery Period”)
Notwithstanding this look-back requirement, the Company is only required to apply this Policy to Incentive Compensation received on or after December 1, 2023.
For purposes of this Policy, Incentive Compensation shall be deemed “received” in the Company’s fiscal period during which the Financial Reporting Measure (as defined herein) specified in the Incentive- Compensation award is attained, even if the payment or grant of the Incentive Compensation occurs after the end of that period.
B. Transition Period. In addition to the Recovery Period, this Policy applies to any transition period (that results from a change in the Company’s fiscal year) within or immediately following the Recovery Period (a “Transition Period”), provided that a Transition Period between the last day of the Company’s previous fiscal year end and the first day of the Company’s new fiscal year that comprises a period of nine to 12 months will be deemed a completed fiscal year,
C. Determining Recovery Period. For purposes of determining the relevant Recovery Period, the date that the Company is required to prepare the Accounting Restatement is the earlier to occur of:
•the date the Board, a committee of the Board, or the officer or officers of the Company authorized to take such action if Board action is not required, concludes, or reasonably should have concluded, that the Company is required to prepare an Accounting Restatement, and
•the date a court, regulator, or other legally authorized body directs the Company to prepare an Accounting Restatement.
For clarity, the Company’s obligation to recover erroneously awarded Incentive Compensation under this Policy is not dependent on if or when an Accounting Restatement is filed.
D. Method of Recovery. The Board will have the discretion in determining how to accomplish recovery of erroneously awarded Incentive Compensation under this Policy, recognizing that different means of recovery may be appropriate in different circumstances.
6.Excess Incentive Compensation: Amount Subject to Recovery
The amount to be recovered will be the excess of the Incentive Compensation paid to the Covered Executive over the Incentive Compensation that would have been paid to the Covered Executive had it been based on the restated results, computed without regard to any taxes paid, as determined by the Board in accordance with the listing standards of NYSE and the rules found in Rule 10D-1 under the Securities Exchange Act of 1934.
For Incentive Compensation based on stock price or total shareholder return (“TSR”), where the amount of erroneously awarded Incentive Compensation is not subject to mathematical recalculation directly from the information in an Accounting Restatement, the recoverable amount shall be determined by the Board based on a reasonable estimate of the effect of the Accounting Restatement on the stock price or TSR upon which the Incentive Compensation was received. In such event, the Company shall maintain documentation of the determination of that reasonable estimate and provide such documentation to NYSE.
7.Exceptions to Recovery
The Board shall recover any excess Incentive Compensation in accordance with this Policy except to the extent that the conditions set out below are met and the Board has made a determination that recovery would be impracticable:
A.Direct Expense Exceeds Recoverable Amount: The direct expense paid to a third party to assist in enforcing this Policy would exceed the amount to be recovered; provided, however, that before concluding it would be impracticable to recover any amount of erroneously awarded Incentive Compensation based on expense of enforcement, the Company shall make a reasonable attempt to recover such erroneously awarded Incentive Compensation, document such reasonable attempt(s) to recover, and provide that documentation to NYSE.
B.Recovery from Certain Tax-Qualified Retirement Plans. Recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company, to fail to meet the requirements of 26 U.S.C. 401(a)(13) or 26 U.S.C. 411(a) and regulations thereunder.
8.No Indemnification
Notwithstanding the terms of any indemnification arrangement or insurance policy with any individual covered by this Policy, the Company shall not indemnify any Covered Executives against the loss of any incorrectly awarded Incentive Compensation, including any payment or reimbursement for the cost of insurance obtained by any such covered individual to fund amounts recoverable under this Policy.
9.Interpretation
The Board is authorized to interpret and construe this Policy and to make all determinations necessary, appropriate, or advisable for the administration of this Policy. It is intended that this Policy be interpreted in a manner that is consistent with the requirements of Section 10D of the Exchange Act and any applicable rules or standards adopted by the Securities and Exchange Commission or any national securities exchange on which the Company's securities are listed.
10.Effective Date
This Policy shall be effective as of the date it is adopted by the Board (the "Effective Date").
11.Amendment; Termination
The Board may amend this Policy from time to time in its discretion and shall amend this Policy as it deems necessary to reflect final regulations adopted by the Securities and Exchange Commission under Section 10D of the Exchange Act and to comply with the NYSE Listed Company Manual. The Board may terminate this Policy at any time.

12. Other Recoupment Rights
The Board intends that this Policy will be applied to the fullest extent of the law. The Board may require that any employment agreement, equity award agreement, or similar agreement entered into on or after the Effective Date shall, as a condition to the grant of any benefit thereunder, require a Covered Executive to agree to abide by the terms of this Policy. Any right of recoupment under this Policy is in addition to, and not in lieu of, any other remedies or rights of recoupment that may be available to the Company pursuant to the terms of any similar policy in any employment agreement, equity award agreement, or similar agreement and any other legal remedies available to the Company.
13.Disclosure.
The Company shall file all disclosures with respect to this Policy and recoveries under this Policy in accordance with the requirements of the U.S. Federal securities laws, including the disclosure required by the applicable Securities and Exchange Commission (“SEC”) filings.
14.Successors.
This Policy shall be binding and enforceable against all Covered Executives and their beneficiaries, heirs, executors, administrators or other legal representatives.
15.Definitions
“Financial Reporting Measures” means any of the following: (i) measures that are determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and any measures that are derived wholly or in part from such measures, (ii) stock price and (iii) TSR. A Financial Reporting Measure need not be presented within the Company’s financial statements or included in a filing with the SEC.
“Incentive Compensation” means any compensation that is granted, earned, or vested based wholly or in part upon the attainment of a Financial Reporting Measure.
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